Exhibit 99.1

FOR IMMEDIATE RELEASE

C2 GLOBAL TECHNOLOGIES INC. (FORMERLY ACCERIS COMMUNICATIONS INC.) FINALIZES THE PREVIOUSLY ANNOUNCED SALE OF

TELECOMMUNICATIONS ASSETS AND OPERATIONS

PITTSBURGH, PA, OCTOBER 3, 2005 - C2 Global Technologies Inc. (OTC-BB: COBT.OB) (f/k/a Acceris Communications Inc.) announced that it has completed the previously announced sale of its telecommunications assets and operations to North Central Equity LLC (“NCE”) and its subsidiary, Acceris Management and Acquisition LLC (“Buyer”) (NCE and Buyer are collectively described as “North Central Equity”).

The asset sale transaction included substantially all of the assets of the telecommunications segment with a book value of approximately USD $19.2 million (as reported on Form 10-K for the year ended December 31, 2004), and the transfer of certain designated liabilities of the telecommunications segment in the aggregate amount of approximately USD $24.2 million.

“With the transaction of our telecommunications operations complete, we can fully focus our efforts on realizing value from our intellectual property, which includes two foundational patents in Voice over Internet Protocol (VoIP),” said Allan Silber, Chairman and Chief Executive Officer of C2 Global Technologies.

"We believe that the acquisition of Acceris gives us a solid platform for further acquisitions in the telecommunications industry," said Elam Baer, Chief Executive Officer of North Central Equity LLC.

Please refer to the Company’s filings made with the Securities and Exchange Commission. For further information, visit C2's website at www.c-2technologies.com.

About North Central Equity LLC

North Central Equity LLC is a Minneapolis, Minnesota based privately-owned holding company, established in 2004, with experience in the telecommunications industry.

About the Company

C2 Global Technologies Inc. ("C2”) is focused on licensing its technology and patents, which includes two foundational patents in Voice over Internet Protocol (VoIP). C2 plans to realize value from its intellectual property by offering licenses to service providers, equipment companies and end-users that are deploying VoIP networks for phone-to-phone communications. For further information, visit C2's website at www.c-2technologies.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management’s exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words "may”, "will”, "anticipate”, "believe”, "estimate”, "expect”, "intend", and words of similar import, are intended to identify any forward-looking statements. The reader should not place undue reliance on these forward-looking statements. These statements reflect the Company’s current view of future events and are subject to certain risks and uncertainties as noted in the Company’s securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results could differ materially from those anticipated in these forward-looking statements. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will materialize. Many factors could cause actual results to differ materially from the Company’s forward-looking statements.

Contact:

C2 Global Technologies Inc.
Stephen Weintraub
Senior Vice President & Secretary
sweintraub@c-2technologies.com
(416) 866-3058